Exhibit (14)

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre -Effective Amendment to the Registration Statement on Form N-14 of Value Line Funds Investment Trust and to the use of our report dated November 30, 2015 on the financial statements and financial highlights of the Alpha Defensive Alternatives Fund, a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29 , 2016